Exhibit 21.1
Subsidiaries of Registrant

Name	State or Jurisdiction of Incorporation	Ownership by Registrant as of December 31, 2025
IPG Laser GmbH & Co. KG	Germany	100%
IPG (Beijing) Fiber Laser Technology Co., Ltd.	China	100%